EXHIBIT 99.2

November 20, 2009

RE: INDEPENDENT DIRECTOR ELECTION RESULTS

Dear Seattle Bank Members,

The Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) is pleased to announce the results of the bank’s recent election of independent and public interest directors.

▪
Frederick Kiga is vice president of State and Local Government Relations and Global Corporate Citizenship for The Boeing Company. Mr. Kiga was previously director of Corporate and Government Relations at the Russell Company and served as chief of staff to former Washington Governor Gary Locke. He serves on the University of Washington Board of Regents, and he is a member of numerous professional and civic boards and commissions. He holds bachelor’s and master’s degrees in business administration and a juris doctor degree from the University of Washington, and he is a member of the Washington State bar. Mr. Kiga’s experience provides him with the requisite demonstrated knowledge in financial management, organizational management, and project development.

▪
Cynthia Parker is regional president of Mercy Housing Incorporated, an affordable housing developer for low-income families, seniors, and people with special needs. She is also a member of the Sound Families initiative for the Bill and Melinda Gates Foundation and a director of the National Affordable Housing Trust. Ms. Parker has served as senior vice president and head of real estate and affordable housing for Seattle-Northwest Securities, a public finance firm, as director of housing for the City of Seattle, and as executive director of Anchorage Neighborhood Housing Services. She is a former president of the National Neighborhood Housing Network and a former director of the Federal Reserve Bank of San Francisco. She has a bachelor’s of science degree from Portland State University. Ms. Parker’s service has provided her with the requisite experience representing consumer or community interests in banking services, credit needs, housing, or financial consumer protections.

Mr. Kiga and Ms. Parker are currently members of the Seattle Bank’s Board of Directors. Mr. Kiga is a member of the board’s Financial Operations and Affordable Housing Committee. He was elected to serve a new two-year term beginning January 1, 2010 and ending December 31, 2011. Ms. Parker is a member of the Affordable Housing Program Subcommittee and the Audit and Compliance Committee. Her four-year term begins January 1, 2010 and ends December 31, 2013.

We congratulate our newly elected directors and extend our sincere appreciation to the nominees and all voting members for their participation in the election process. Please refer to the attached copy of the independent director election results for your further information.

Sincerely,

/s/ Mike C. Daly	/s/ Richard M. Riccobono
Mike C. Daly	Richard M. Riccobono
Chairman of the Board	President and CEO

INDEPENDENT DIRECTOR ELECTION RESULTS

☑ Indicates Director(s) Elected

INDEPENDENT DIRECTOR ELECTION DISTRICT-WIDE STATISTICS
Total Number of Eligible Votes District-Wide: 3,124,821 eligible votes
Total Number of Ballots Received and Votes Cast: 111 valid ballots received on or before
October 29, 2009, with a total of 1,178,749 votes cast
3 void ballots received after October 29, 2009

NON-PUBLIC INTEREST DIRECTOR
☑	Frederick C. Kiga, Renton, WA
108 valid ballots received on or before October 29, 2009
1,098,064 votes (35.14% of total eligible votes)
Term Expiration Date: December 31, 2011

PUBLIC INTEREST DIRECTOR
☑   Cynthia A. Parker, Seattle, WA
105 valid ballots received on or before October 29, 2009
1,093,856 votes (35.01% of total eligible votes)
Term Expiration Date: December 31, 2013